UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Gilead Sciences, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT DATED MARCH 23, 2023,

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2023

This supplement (this “Supplement”), dated April 5, 2023, supplements and amends the definitive proxy statement (the “Proxy Statement”) filed by Gilead Sciences, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 23, 2023 for the 2023 Annual Meeting of Stockholders to be held on May 3, 2023 (the “Annual Meeting”). This Supplement is being filed to correct a typographical error and to clarify the voting standard for Proposal 5 – Approval of the Gilead Sciences, Inc. Employee Stock Purchase Plan and the Gilead Sciences, Inc. International Employee Stock Purchase Plan (“Proposal 5”).

Due to a typographical error on page 102 of the Proxy Statement, the voting standard for Proposal 5 was inadvertently switched with the voting standard for Proposal 4 – Approval, on an advisory basis, of the frequency of future advisory stockholder votes on executive compensation. This Supplement hereby amends and replaces the table set forth on page 102 of the Proxy Statement with the following corrected version of the table:

Proposal	Vote Required
Proposal 1 – Election of the nine director nominees named in this Proxy Statement to serve for the next year and until their successors are elected and qualified.	Majority of votes cast (number of shares voted “for” a director must exceed the number of shares voted “against” that director).
Proposal 2 – Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.
Proposal 3 – Approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in this Proxy Statement.	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.
Proposal 4 – Approval, on an advisory basis, of the frequency of future advisory stockholder votes on executive compensation.	The frequency receiving the most votes will be considered the recommendation of stockholders.
Proposal 5 – Approval of the Gilead Sciences, Inc. Employee Stock Purchase Plan and the Gilead Sciences, Inc. International Employee Stock Purchase Plan	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.
Proposal 6 – Vote on a stockholder proposal, if properly presented at the meeting, requesting the Board implement a process to nominate at least one more candidate than the number of directors to be elected.	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.
Proposal 7 – Vote on a stockholder proposal, if properly presented at the meeting, requesting the Board amend the company governing documents to give street name shares and non-street name shares an equal right to call a special stockholder meeting	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.
Proposal 8 – Vote on a stockholder proposal, if properly presented at the meeting, requesting a report on a process by which the impact of extended patent exclusivities on product access would be considered in deciding whether to apply for secondary and tertiary patents	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.

Thus, the voting standard for Proposal 5 is as set forth in the table above, and this Supplement hereby amends and replaces the words “at the Annual Meeting” with “on Proposal 5” in the first sentence of the fifth paragraph on page 84 of the Proxy Statement, so that the sentence reads as follows:

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 5 will be required to approve the Plans.

Except as specifically supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote by following the instructions in Question 11 of the section titled “Questions and Answers” of the Proxy Statement. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.